Exhibit 10.1


                   Amended and Restated Stock Option Agreement

This Stock Option Agreement is made as of the 19th day of February, 2002, and amended as of April 19, 2005, by and between Sprint Corporation, a Kansas corporation (the "Corporation"), and DuBose Ausley, a non-employee director of the Corporation (the "Director").

                                    Recitals

1. The Corporation has approved the 1990 Stock Option Plan (the "Plan") that provides for the annual grant of stock options to non-employee directors of the Corporation. The Plan was merged with and into the 1997 Long-Term Stock Incentive Program in February 2004.
2. Director was a non-employee director of the Corporation on February 19, 2002, the grant date in 2002, and continues to be a non-employee director on April 19, 2005.

Now, Therefore, in consideration of the foregoing and of the mutual covenants and agreements of the parties hereto, the receipt and sufficiency of which is hereby acknowledged by them, the parties agree as follows:

The Corporation hereby grants to Director under and subject to all of the terms and conditions of the Plan (a copy of the 1990 Stock Option Plan has been furnished to the Director and its terms are incorporated herein by this reference) the right and option to purchase 6,550 shares of FON Stock at a strike price of $12.965 per share and an option to buy 6,550 shares of PCS Stock at a strike price of $8.90 per share (converted after the recombination of PCS Stock with and into FON Stock into 3,275 shares of FON Stock at a strike price of $17.80 per share).

These options shall become exercisable in installments as follows: Twenty-five percent (25%) of the number of shares originally covered hereby shall become exercisable on February 19 in the years 2003, 2004, 2005, and 2006. The number of shares exercisable after each installment shall cumulate and shall remain exercisable during the remainder of the term of the options. The options terminate at the close of business on February 19, 2012.

As of April 19, 2005, there remains unvested an option to purchase 1,637 shares of FON Stock at a strike price of $12.965 per share and an option to purchase 818 shares of FON Stock at a strike price of $17.80 per share. Any options that remain unvested as of the Director's departure from the Corporation's Board of Directors at the 2005 Annual Meeting of Stockholder shall vest in full as of the date of that meeting.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Stock Option Agreement to be signed by its duly authorized officer and the Director has executed the same as of April 19, 2005.

                          Sprint Corporation



                      By: ___________________________________________
                          Claudia Toussaint, VP Corporate Governance
                          and Ethics and Corporate Secretary


                          __________________________________________
                                       DuBose Ausley